SECURITIES AND EXCHANGE COMMISSION

                    Washington, DC  20549


             __________________________________

                          FORM 8-K

                       CURRENT REPORT

           PURSUANT TO SECTION 13 OR 15 (d) OF THE
               SECURITIES EXCHANGE ACT OF 1934



               Date of Report:  April 26, 1998

                  TRIGEN ENERGY CORPORATION


Delaware            1-13264                  13-3378939
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State or other      Commission File No.      IRS Employer
Jurisdiction of                              Identification No.
Incorporation

One Water Street
White Plains, NY                             10601-1009
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Address of Principal                         Zip Code
Executive Offices

                        914-286-6600
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                Registrant's telephone number

Item 2. Acquisition or Disposition of Assets

     On April 23, 1999, the Pennsylvania Court of Common Pleas of Philadelphia County approved a settlement agreement which ends the lawsuit brought by Grays Ferry Cogeneration Partnership (the "Partnership"), Trigen-Schuylkill Cogeneration, Inc. and Cogen America Schuylkill Inc. against PECO Energy Company and Adwin (Schuylkill) Cogeneration, Inc. The Partnership is the owner of the Grays Ferry Cogeneration Facility located in Philadelphia, Pennsylvania. The Partnership, Trigen-Schuylkill and Cogen America commenced this lawsuit in reaction to the alleged termination by PECO on March 3, 1998, of the electric power purchase agreements between the Partnership and PECO (the "Power Purchase Agreements").

     At December 31, 1998, Trigen Energy Corporation ("we") had an investment of $17.1 million in the Partnership, representing a one third interest in the Partnership through our wholly owned subsidiary, Trigen-Schuylkill. Cogen America and Adwin owned the other two-thirds interests in the Partnership. Adwin is an indirect wholly owned subsidiary of PECO.

     Based on the settlement agreement, we estimate that we will recognize after tax income in 1999 from the Partnership of approximately $12.8 million or $1.07 per diluted share. If this settlement had not occurred, we expected to recognize after tax income in 1999 of approximately $5.1 million, or $0.42 per diluted share, from our interest in the Partnership.

     Under the settlement agreement PECO's subsidiary, Adwin, surrendered its rights to its one-third partnership interest in the Partnership to the two remaining partners, Trigen-Schuylkill and Cogen America. As a result, we own one half of the Partnership and Cogen America owns the other half.

     We will recognize a gain in 1999 based upon the market value, yet to be determined, of the portion of Adwin's interest in the Partnership that we received. The book value of the additional interest in the Partnership we received is approximately $9.2 million. If the book value approximated market value, the after tax gain would be $0.41 per diluted share. Our forecast that we will earn $1.07 per diluted share from the Partnership in 1999 includes this $0.41 of non-recurring income.

     Separately, The Chase Manhattan Bank and Westinghouse Power Generation, which financed the construction of the Gray's Ferry Cogeneration Facility, agreed to dismiss their lawsuits against PECO. The Chase Manhattan Bank also agreed that they will not charge the Partnership for any default interest up to the date of settlement of the lawsuit against PECO. This will result in an additional $.8 million after tax earnings gain to Trigen or $0.07 per diluted share in 1999 as a result of the reversal of default interest charges. This $0.07 includes a non-recurring reversal of 1998 default interest expense of $.5 million after tax or $.04 per diluted share. Our forecast that we will earn $1.07 per diluted share from the Partnership in 1999 includes this $0.07 of income.

     In the year 2001, the energy price under the Power Purchase Agreements will begin to be based upon a percentage of a market based index, which may produce substantially lower revenues than the more favorable rates of the early contract years. Under the settlement agreement, the Partnership gained the right to sell to third parties electric energy and capacity from the facility in excess of the 150 megawatts which PECO is required to purchase under the Power Purchase Agreements, subject to a right of first refusal for PECO. We expect that the ability to sell to third parties electric energy and capacity above the 150 megawatts under contract to PECO, will result in an opportunity to improve the financial performance of the Partnership. The Partnership will now have the ability to institute capital modifications to the combustion turbine to increase electric capacity during the summer months when the price of electric capacity and energy are historically the highest.

     This Report includes historical information as well as statements regarding our future expectations. The statements regarding the future (referred to as "forward-looking statements") include among other things statements about energy markets in 1999; cost reduction targets; return on capital goals; development, production and acceptance of new products and process technologies; ongoing and planned capacity additions and expansions and joint ventures. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: supply/demand for our products, competitive pricing pressures, weather patterns, changes in industry laws and regulations, competitive technology, failure to achieve our cost reduction targets or complete construction projects on schedule and Year 2000 computer related difficulties. We believe in good faith that the forward-looking statements in this Report have a reasonable basis, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties, but such forward looking statements are not guarantees of future performance and actual results may differ materially from any results expressed or implied by such forward looking statements.


                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              TRIGEN ENERGY CORPORATION


Date: April 26, 1999               By:  /s/  Martin S. Stone
                                   Martin S. Stone,
                                   Vice President and
                                   Chief Financial Officer



                     Index of Exhibits.

Exhibit                  Description
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2.2  Final Settlement Decree and Order of the Pennsylvania
Court of Common Pleas Philadelphia County, dated April
23, 1999.